 Exhibit 99.1

FOR IMMEDIATE RELEASE
Company Contact: Wayne McDougall, CFO Angela Girard MapInfo Corporation 518-285-6000 investor@mapinfo.com	Investor Contact: John Heilshorn/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 jody@lhai.com	Media Contact: Carol McGarry/Lauren Arnold Schwartz Communications 781-684-0770 mapinfo@schwartz-pr.com

MapInfo to Write-Off Remaining Value of Investment in Alps Mapping Co. Ltd.

Company Reiterates Full Year Revenue and Earnings Per Share Guidance

Troy, NY-January 11, 2005-MapInfo Corporation (NASDAQ: MAPS) today announced that it expects to record net charges totaling approximately $1.1 million, or $0.05 per share, for the first fiscal quarter of 2005 ending December 31, 2004. The net charges relate to the write-off of the remaining value of the company's 49 percent equity investment in Alps Mapping Co., Ltd., which is partially offset by a benefit resulting from recent changes in the United States tax laws. Previous first quarter earnings per share guidance of approximately $0.08 had assumed a non-operating charge of $0.02 per share related to Alps Mapping. Excluding these charges, MapInfo anticipates non-GAAP earnings per share in the range of $0.09 to $0.11 for the first quarter. Including the net charges discussed above, the company anticipates reporting first quarter GAAP earnings per share between $0.04 and $0.06.

The company reiterates its full year fiscal 2005 revenue guidance in the range of $149 million to $154 million and its full year fiscal 2005 earnings per share guidance in the range of $0.42 to $0.46. When providing its initial full year earnings per share guidance, MapInfo had assumed that the net charges described above would have been written-off over the course of the fiscal year.

MapInfo will report final results for the first quarter on Thursday, January 20, 2005 at 7:00AM (EST). The earnings conference call will be held at 10:00AM (EST) and Webcast live at www.vcall.com or www.mapinfo.com/investors.

Additional Information Relating to Net Charges

The charges include a write-off of the remaining value of the company's investment and related assets in Alps Mapping in the amount of $1.4 million, or $0.06 per share, based primarily on the company's proportionate share of Alps Mapping's quarterly operating loss.

The charges also include an impairment of the deferred tax asset related to the company's investment in Alps Mapping in the amount of $0.6 million, or $0.03 per share. This impairment is the result of Alps Mapping recently filing for reorganization protection under Japanese bankruptcy law. MapInfo has terminated its exclusive distribution agreement with Alps Mapping and has entered into a new exclusive distribution agreement with an unrelated third party on similar terms, including guaranteed quarterly minimum royalty obligations.

In addition, primarily as a result of the tax law changes made under the American Jobs Creation Act of 2004, MapInfo expects to record a net tax benefit from the recognition of foreign tax credits of approximately $0.9 million, or $0.04 per share.

The estimated non-GAAP earnings per share is a "non-GAAP financial measure" under SEC rules. We have included this information because we believe it is a meaningful measure of our operating performance and will assist investors in understanding our results of operations on a comparative basis. Management also uses this information internally to more accurately assess the company's operating performance on an ongoing basis.

About MapInfo

MapInfo Corporation is a global company that integrates software, data and services to help organizations realize greater value from location-based information and drive more insightful decisions. MapInfo solutions are available in 20 languages through a network of strategic partners and distribution channels in 60 countries. Headquartered in Troy, NY, MapInfo Corporation is on the World Wide Web at www.mapinfo.com.

Of Note

This press release contains forward-looking statements that involve a number of risks and uncertainties, including any statement that is not a statement of historical fact, such as statements concerning the Company's anticipated financial results. Among the important factors that could cause actual results to differ from those indicated by such forward-looking statements are the Company's finalization of its financial results for the recently completed fiscal quarter and the other risk factors detailed in the Company's Annual Report on Form 10-K for fiscal year ended September 30, 2004 filed with the Securities and Exchange Commission under the heading "Factors Affecting Future Performance". MapInfo takes no responsibility to update any forward-looking statements.

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MapInfo and its products are registered trademarks of MapInfo Corporation